FILED PURSUANT TO RULE 424(b)(3) SEC FILE NO. 333-70678
PROSPECTUS SUPPLEMENT No. 6 (To Prospectus dated October 12, 2001) DATED: SEPTEMBER 3, 2003

6,661,275 Common Shares

        This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common stock issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership, if and to the extent that such selling shareholders redeem their units and we elect to issue shares of common stock in exchange for these units.

        This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated October 12, 2001 and prospectus supplement No. 1 dated January 11, 2002, prospectus supplement No. 2 dated February 7, 2002, prospectus supplement No. 3 dated October 8, 2002, prospectus supplement No. 4 dated December 17, 2002 and prospectus supplement No. 5 dated May 5, 2003 all of which are to be delivered with this prospectus supplement.

        The Selling Shareholder table, appearing under the heading "Selling Shareholders" in the accompanying prospectus, is amended and supplemented by the information in the table below.

Name	Number of Common Shares Offered Hereby
Beavers, Bobby L. (1)	30,721
Graham, Charles D. (2)	30,722
William R. Bohl Family L.P. II (3)	10,002
Zink, Jr., Darell E. (4)	367,830

(1)
The units pursuant to which these shares may be issued were acquired by a transfer from GB Partners Ltd. to the named individual.

(2)
The units pursuant to which these shares may be issued were acquired by a transfer from GB Partners Ltd. to the named individual.

(3)
The units pursuant to which these shares may be issued were acquired by a transfer from William R. Bohl to the named entity.

(4)
The units pursuant to which 6,316 of the shares may be issued were acquired by a transfer from the Darell E. Zink Grantor Retrained Annuity Trust, dated November 27, 2002, Darell E. Zink, Trustee to the named individual.